Exhibit 5.1 August 19, 2022 The PNC Financial Services Group, Inc. The Tower at PNC Plaza 300 Fifth Avenue Pittsburgh, Pennsylvania 15222-2401 Ladies and Gentlemen: I have acted as counsel to The PNC Financial Services Group, Inc., a Pennsylvania corporation (the “Company”), in connection with the issuance and sale on August 19, 2022 of 1,250,000 depositary shares (the “Depositary Shares”), with each Depositary Share representing a 1/100th ownership interest in a share of the Company’s 6.200% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series V, $1.00 par value (the “Preferred Stock”), pursuant to a Registration Statement on Form S-3ASR (File No. 333-261622) filed by the Corporation (the “Registration Statement”) and the Deposit Agreement, dated as of August 19, 2022, among the Company, Computershare Trust Company, N.A. and Computershare Inc., as depositary, and the holders from time to time of the depositary receipts described therein (the “Deposit Agreement”). In rendering this opinion, I have examined such corporate records and other documents, and have reviewed such matters of law, as I, or attorneys under my supervision, have deemed necessary or appropriate. In rendering this opinion, I have relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion, I have assumed the genuineness of all signatures or instruments relied upon by me, and the conformity of certified copies submitted to me with the original documents to which such certified copies relate. I express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the laws of the Commonwealth of Pennsylvania. Based on and subject to the foregoing, I am of the opinion that (i) the shares of Preferred Stock represented by the Depositary Shares are validly issued, fully paid and non-assessable and (ii) the Depositary Shares are validly issued, fully paid and non-assessable and the holders of the Depositary Shares are entitled to the rights specified in the Deposit Agreement. I hereby consent to the filing of a copy of this opinion as Exhibit 5.1 to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours, /s/ Alicia G. Powell Alicia G. Powell Deputy General Counsel and Corporate Secretary The PNC Financial Services Group, Inc.